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                                                                       EXHIBIT 5

                    [Letterhead of Day, Berry & Howard LLP]

                                        July 27, 1999

Shared Technologies Cellular, Inc.
100 Great Meadow Road
Wethersfield, CT 06109

     Re: REGISTRATION STATEMENT ON FORM S-3 OF 5,248,194 SHARES OF COMMON STOCK OF SHARED TECHNOLOGIES CELLULAR, INC.

Ladies and Gentlemen:

     We are furnishing this opinion with a view toward your filing the same with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-3 under the Securities Act of 1933, as amended, to be filed by you on or about the date hereof (the "Registration Statement"). The Registration Statement relates to the proposed offering and sale by the selling stockholders named in the Registration Statement (the "Selling Stockholders") of up to 5,248,194 shares of Common Stock, par value $.01 per share, of the Company (the "Shares"), 268,194 of which are issued and outstanding (the "Issued Shares") and 4,980,000 of which would be offered and sold by the selling stockholders following (a) conversion of the Company's Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"); (b) exercise of certain warrants to purchase shares of Common Stock (the "Warrants"); or (c) conversion of certain 5% Convertible Notes of the Company (the "Convertible Notes"), each as described in the Registration Statement.

     We have acted as your legal counsel in connection with and have assisted in the preparation of the Registration Statement. In rendering this opinion, we have examined the Restated Certificate of Incorporation and the By-Laws of the Company, each as amended to date, and copies, certified by the Secretary of the Company, of resolutions duly adopted by the Board of Directors of the Company approving the issuance of the Issued Shares, the Series C Preferred Stock, the Warrants and the Convertible Notes, and the issuance of the Shares upon conversion of the Series C Preferred Stock, exercise of the Warrants and conversion of the Convertible Notes. We have also examined such other records, documents and matters of law as we have deemed necessary or relevant for the purposes hereof. We have relied as to certain factual matters upon a certificate of an officer of the Company, and we have not independently checked or verified the accuracy of the statements contained therein.

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Shared Technologies Cellular, Inc.
July 27, 1999
Page 2


     Based on the foregoing and assuming there are no future changes in existing law, the Restated Certificate of Incorporation or the By-Laws of the Company affecting the matter, we are of the opinion that the Issues Shares are, and the balance of the Shares, when issued to the Selling Stockholders upon (a) conversion of the Series C Preferred Stock, (b) conversion of the Convertible Notes, or (c) exercise of the Warrants, in accordance with their respective terms, will be, duly authorized, validly issued, fully paid and non-assessable.

     We hereby give our consent to the use of our name wherever it appears in the above-mentioned Registration Statement on Form S-3 and the related Prospectus, as the same may hereafter be amended, and to the use of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ Day, Berry & Howard LLP

                                   DAY, BERRY & HOWARD LLP

JAC/beh